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                                                               Exhibit 10.20 (1)


                         LEGGETT & PLATT, INCORPORATED
                              STOCK AWARD PROGRAM
                              -------------------

                       (Adopted on December 30, 1997 and
                       Effective as of January 1, 1998)

1. Introduction. Section 423(b)(8) of the Internal Revenue Code ("Code") prevents certain of the Company's executives from fully participating in the Leggett and Platt, Incorporated Executive Stock Purchase Program ("ESPP"). Accordingly, the Leggett & Platt, Incorporated Stock Award Program ("Award Program") is hereby established pursuant to the Leggett & Platt, Incorporated 1989 Flexible Stock Plan ("Plan") by the Committee ("Committee") which administers the Plan. Capitalized terms which are not defined in the Award Program shall have the same meaning as in the Plan. The Committee shall administer the Award Program and, in connection therewith, shall have all of the authorities granted to it in the Plan.

2. Eligibility and Participation. Unless the Committee determines otherwise, Harry M. Cornell, Jr. and any Section 16 Officer, Vice President, Senior Vice President, Executive Vice President or President who is a participant in the ESPP shall, to the extent provided below, be a participant ("Participant") in the Award Program. The Committee has full power and authority to determine the individuals who will be Participants in the Award Program.

3. Stock Awards. The Award Program shall provide for a basic stock award ("Basic Stock Award") and an additional stock award ("Additional Stock Award"). These awards are sometimes referred to individually as a "Stock Award" or "Award" and collectively as "Stock Awards" or "Awards" and constitute Other Stock Based Awards under Article XVIII of the Plan.

4. Effective Date; Fiscal Year. The Award Program shall be effective as of January 1, 1998, and its fiscal year ("Fiscal Year") shall be the calendar year.

5. Grant of Awards. Each Participant who, during a Fiscal Year, becomes ineligible to purchase Shares under the Leggett & Platt, Incorporated 1989 Discount Plan, as amended ("Discount Plan"), shall receive the following
     Awards:

     5.1 Basic Award. The Basic Stock Award for each Fiscal Year shall be a bi-weekly Award which shall commence as of the first pay day on which the Participant is ineligible to participate in the Discount Plan and shall end on the last date of such ineligibility. Each Basic Stock Award shall be the number of whole Shares

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          having a Fair Market Value on the date the Award is made which would, in the Committee's judgment, allow the Participant to receive substantially the same economic benefits as would have occurred if the Participant could have fully participated in the ESPP.

     5.2 Additional Stock Award. No later than March 1 of each year, the Committee shall grant to each Participant who was a Participant in the Award Program for the previous Fiscal Year an Additional Stock Award if (i) such Participant was a full-time executive Employee of the Employer on the last day of such Fiscal Year or terminated his employment prior to such last day because of permanent and total disability, retirement or death and (ii) the Company has met the prior Fiscal Year earnings objectives determined by the Committee for granting Additional Stock Awards. The Additional Stock Award shall be the number of whole Shares which have a Fair Market Value on the date the Award is made equal to or nearest to the product of X times Y where (i) X is .787 and (ii) Y is the aggregate Fair Market Value of all Basic Stock Awards received by the Participant under the Award Program in the prior Fiscal Year determined as of the date each such Award was made.

     Unless the Committee determines otherwise, the amount of the Awards shall be calculated in accordance with past practices of the Company.

6. Dividends; Participant's Investments. All dividends on shares acquired by a Participant pursuant to the Award Program shall be paid to the Company. Income taxes shall not be withheld from such dividends unless elected by the Participant. The Company shall invest all cash dividends from Shares (plus any interest thereon) in such debt or equity issues, mutual funds, annuity contracts and/or other investments as shall be agreeable to Participant and the Committee. Such investments, together with all proceeds thereof and increments thereto, are collectively called "Participant's Investments". In no event will Participant's Investments include Common Stock or the Company's preferred stock or any debt instruments convertible into Common Stock or such preferred stock. A Participant, in his sole and absolute discretion and without being under any obligation to do so, may transmit cash to the Company (bi-weekly by payroll deduction or in lump sum amounts). Any such cash transmitted during a Fiscal Year shall not be less than 2% nor more than 10% of Participant's gross cash compensation for the prior Fiscal Year. All cash transmitted will be invested by the Company in the same manner as cash dividends from Shares and thereupon shall constitute and remain a portion of Participant's Investments. The substantive provisions of Sections 7.1, 7.2, 7.3, 8 and 12 of this Award Program dealing with Common Stock and certificates therefor shall apply with like force to Participant's Investments and certificates or other evidences of Participant's Investments.

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7.   Other Conditions of Stock Award.  The grant of each Stock Award shall be subject to the following additional terms and conditions:

     7.1 Names on Certificates for Common Stock. Certificates for all Common Stock shall normally be issued in the name of the Participant only. However, if the Participant so requests, certificates will be issued
          (i) in the name of the Participant and the Participant's spouse as tenants by the entirety, or (ii) in the name of the Participant and any other person designated by the Participant as joint tenants with right of survivorship. Any such issuance will be in accordance with such guidelines as the Committee may promulgate. With the Committee's consent, which may be given or withheld in the Committee's sole discretion, certificates for Common Stock may be issued in the name of a person other than the Participant. Any such issuance shall be on such terms and conditions as the Committee may deem appropriate. Irrespective of the names (other than the Participant's) appearing on any certificates for Common Stock, such certificates shall remain subject to all of the terms and conditions of this Award Program.

     7.2 Stock Not Transferable. Common Stock may not be transferred, pledged or otherwise disposed of by the Participant or any other holder thereof until it is no longer subject to the repurchase pursuant to
          Section 15 and until the earlier of (i) the Participant's death, total and permanent disability, retirement, or other termination of employment or (ii) such time as the Committee shall determine.

     7.3 Possession of Stock Certificates: Legends. Until Common Stock is no longer nontransferable, certificates for such Common Stock may be held by the Company or such other person or entity as the Committee shall select and may be marked with such legend as the Committee shall determine.

     7.4 Substitution of Certificates. A Participant shall be permitted from time to time to substitute certificates for Common Stock already owned by the Participant and not subject to the Award Program for a like number of Common Stock certificates. A Participant shall also be permitted from time to time to substitute property already owned by the Participant and not subject to the Award Program for Participant's Investments having similar fair market value. Any and all such substitutions shall be in accordance with such guidelines as the Committee may promulgate.

8. Trust or Custodial Account. The Committee shall have the right at any time to establish a trust, custodial account or other arrangement to hold certificates for Common Stock which is nontransferable upon such terms as it deems appropriate and which are not in conflict with the Plan or the Award Program.

9. Adjustment. In the event of any change in the Common Stock of the Company described in Section 3.3 of the Plan, the Committee shall have the right to make such amendments

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     to the Award Program as it shall deem necessary to carry out the purposes of the Award Program.

10. Authority and Further Steps. The Participant shall execute such documents and take all steps as the Committee shall request to effectuate the provisions of the Award Program.

11. Termination of Employment. If Participant's employment terminates for any reason, no further installment of any Basic Stock Award which is payable in installments shall be made. If the Participant's employment terminates for any reason prior to December 31 of any Fiscal Year, any Additional Stock Award for that year which has not been paid will be forfeited unless (a) such termination (i) was because of permanent and total disability or death or (ii) occurred on or after the Participant attained 60 years of age or attained 55 years of age and had been employed by an Employer for at least 5 continuous years or (b) the Committee provides otherwise.

12. Assignment. Unless allowed by the Committee, no Award shall be assignable by the Participant. Subject to the foregoing, the Award Program shall be binding upon and inure to the benefit of the Company, the Participant and their respective successors, assigns, heirs and personal representatives.

13. Future Grants. Nothing contained in the Award Program or other document shall require the grant to Participant of additional Awards or any other Benefit under the Plan or prohibit any other Benefit which is granted from being a different Benefit or from being granted on different and/or additional terms and conditions than those in the Award Program.

14. No Employment Contract. The Award Program shall not confer upon the Participant any right of continued employment nor shall it interfere in any way with the right of the Employer to terminate the Participant's employment at any time (subject to any employment contract that might exist between Participant and the Employer).

15. Option to Repurchase. The Company shall have an option to buy all of a Participant's Common Stock acquired solely through a Stock Award. The option price shall be $1, and the option must be exercised by the Committee within 60 days following the Participant's termination of employment. The above option applies only to a Participant (a) who is under age 60 when his employment terminates, (b) who has been employed by an Employer for less than 5 continuous years when his employment terminates, and (c) whose employment is terminated for a reason other than permanent and total disability or death. For purposes of determining a Participant's length of employment, employment with an Employer prior to the time that it became an Employer shall be disregarded. Without limiting the provisions of Section 10, in order to facilitate the Company's exercise of the foregoing option, the Participant shall, as a condition to receiving an Award, execute such stock and other assignments and other documents of transfer as the


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     Committee shall request at any time.  Notwithstanding the foregoing, the decision as to whether to exercise the option granted by this Section 15 shall be made solely by the Committee.

16. Permissible Transfer. Notwithstanding the provisions of Section 7.2, a Participant may transfer Participant's Investments which are no longer subject to the repurchase option under Section 15 to a trust established by the Participant as grantor if the following conditions are satisfied:

     16.1  Terms of Trust.  The trust must contain the following provisions:

           (i) the Participant must have the right to amend the trust, in whole or in part;

           (ii) the Participant must have the right to revoke the trust, in whole or in part; and

           (iii) during the Participant's lifetime, the income and principal of the trust may not be distributed or used for the benefit of any person or entity other than the Participant.

     16.2 Agreement. The Participant and/or trustee of the trust must execute an agreement or agreements which contain such warranties, terms and conditions as the Company shall require.

     In the event that Participant's Investments are transferred to a trust, in accordance with the provisions described above, it shall remain subject to the terms and conditions of the Award Program but any reversion of ownership of the Participant's Investments from the trust to the Participant, by full or partial revocation of the trust, distribution of Participant's Investments, or otherwise, shall not be considered a transfer under the Award Program. In addition, in the event of any transfer to a trust, in accordance with the above provisions, the term "Participant" shall, to the extent necessary to carry out the terms of the Award Program, mean the trustee of any such trust and/or the trust itself.

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